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                       STATE STREET BANK AND TRUST COMPANY       Exhibit 8(a)(7)

                             Custodian Fee Schedule

                           SCUDDER QUALITY GROWTH FUND

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     I.   Administration

          Custody, Portfolio and Fund Accounting Service - Maintain custody of fund assets. Settle portfolio purchases and sales. Report buy and sell fails. Determine and collect portfolio income. Make cash disbursements and report cash transactions. Maintain investment ledgers, provide selected portfolio transactions, position and income reports. Maintain general ledger and capital stock accounts. Prepare daily trial balance. Calculate net asset value daily. Provide selected general ledger reports. Securities yield or market value quotations will be provided to State Street by the fund.

          The administration fee shown below is an annual charge, billed and payable monthly, based on average monthly net assets.

                            ANNUAL FEES PER PORTFOLIO

                                                     Custody, Portfolio
                 *Fund Net Assets                    and Fund Accounting
                  ---------------                    -------------------

                 First $20 Million                       1/10 of 1%
                 Next $80 Million                        1/25 of 1%
                 Excess                                  1/100 of 1%
                 Minimum Monthly Charges                  1,000

     II.  Portfolio Trades - For each line item processed

          State Street Bank Repos                        $ 7.00

          DTC  or Fed Book Entry                         $12.00

          New  York Physical Settlements                 $25.00

          All  Other Trades                              $16.00

*Administration charge waived for months one - twelve

Minimum Phased in as follows:
Months thirteen - eighteen         $  500.00
Months nineteen and thereafter     $1,000.00


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     III. Options

          Option charge for each option written or
          closing contract,  per issue, per broker       $25.00

          Option expiration charge, per issue, per
          broker                                         $15.00

          Option exercised charge, per issue, per
          broker                                         $15.00

     IV.  Interest Rate Futures

          Transactions -- no security movement           $ 8.00

      V.  Coupon Bonds

          Monitoring for calls and processing coupons --
          for each coupon issue held -- monthly charge   $ 5.00

     VI.  Holdings Charge

          For each issue maintained -- monthly charge    $ 5.00

     VII. Principal Reduction Payments

          Per paydown                                    $ 3.00

    VIII. Dividend  Charges  (For items held at the
          Request of Traders over record date in street
          form)                                          $50.00

     IX.  Earnings Credit

          A balance credit equal to 75% of the 90 day CD rate in effect the last business day of each month will be applied to the Custodian Demand Deposit Account balance of each fund, net of check redemption service overdrafts, on a pro-rated basis against the fund's custodian fee, excluding out-of-pocket expenses. The balance credit will be cumulative and carried forward each month. Any excess credit remaining at year-end (December 31) will not be carried forward.

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     X.  Automated Pricing

         Monthly Base Fee                                 $175.00

         Monthly Quote Charge -

          -  Municipal Bonds via Muller Data              $ 21.00

          -  Municipal Bonds via Kenny Information        $ 16.00
             Systems

          -  Government, Corporate and Convertible Bonds
             via Merrill Lynch                            $ 11.00

          -  Corporate and Government Bonds via Muller
             Data                                         $ 11.00

          -  Options, Futures and Private Placement       $  6.00

          -  Foreign Equities and Bonds via Extel Ltd.    $  6.00

          -  Listed Equities, OTC Equities, and Bonds     $  6.00

          -  Corporate, Municipal, Convertible and
             Government Bonds, Adjustable Rate Preferred
             Stocks via IDSI                              $  6.00

          For billing purposes, the monthly quote charge will be based on the average number of positions in the portfolio.

     XI.  Special Services

          Fees for activities of a non-recurring nature such as fund consolidations or reorganizations, extraordinary security shipments and the preparation of special reports will be subject to negotiation.

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     XII. Out-of-Pocket Expenses

          A billing for the recover of applicable out-of-pocket expenses will be made as of the end of each month. Out-of-pocket expenses include, but are not limited to the following:

               Telephone
               Wire Charges ($4.70 per wire in and $4.55 out)
               Postage and Insurance
               Courier Service
               Duplicating
               Legal Fees
               Supplies  Related  to  Fund  Records
               Rush  Transfer  -  $8.00  Each
               Transfer Fees
               Sub-custodian Charges
               Price Waterhouse Audit Letter
               Federal  Reserve  Fee for Return  Check items over
                $2,500 - $4.25
               GNMA Transfer - $15 each

    XIII. Payment

          The above fees will be charged against the fund's custodian checking account five (5) days after the invoice is mailed to the fund's offices.

SGUDDER, STEVENS & CLARK FUNDS          STATE STREET BARK & TRUST CO.

By /s/ [Illegible]                      By /s/ [Illegible]
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Title [Illegible]                       Title  Vice President
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Date  [Illegible]                       Date  4/1/91
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